Exhibit 99.8

October 19, 2022

The Board of Directors

DTRT Health Acquisition Corp.

1415 West 22nd Street, Tower Floor

Oak Brook, IL 60523

Re: Registration Statement on Form S-4 of DTRT Health Acquisition Corp. (the “Registration Statement”)

Members of the Board of Directors:

Reference is made to our opinion letter, dated September 27, 2022 (the “Opinion”), with respect to the fairness, from a financial point of view, to DTRT Health Acquisition Corp. (“DTRT”) and the DTRT Unaffiliated Stockholders (as defined in the Opinion) of the Merger Consideration (as defined in the Opinion) to be paid by DTRT in the Second Merger (as defined in the Opinion) pursuant to the Agreement and Plan of Merger by and among DTRT, Grizzly New Pubco, Inc., Grizzly Merger Sub, Inc., and Consumer Direct Holdings, Inc.

The Opinion is provided for the information and assistance of the DTRT Board of Directors in connection with its consideration of the transaction contemplated therein. We understand that DTRT has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the references to our Opinion in the above-referenced Registration Statement on Form S-4 under the captions “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS – Opinion of Lincoln International LLC”, “THE BUSINESS COMBINATION PROPOSAL – Background of the Business Combination”, “THE BUSINESS COMBINATION PROPOSAL – DTRT Board’s Reasons for the Approval of the Business Combination”, “THE BUSINESS COMBINATION PROPOSAL – Opinion of Lincoln International LLC”, and to the inclusion of the Opinion in the proxy statement/prospectus included in the Registration Statement as Annex H to such proxy statement/prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lincoln International LLC